INVESTMENT AGREEMENT/PREFERRED STOCK PURCHASE

This Agreement is made this date, by and between TWIN FACES EAST ENTERTAINMENT CORPORATION ("Company") and MICHAEL SMOLANOFF, an individual investor ("MS") or collectively referred to as "The Parties".

WHEREAS, the Company is engaged in the business of development of intellectual and entertainment properties and desires to accept a direct investment into the Company by an individual investor,

WHEREAS, MS desires to make a direct investment into the Company as a result of the proceeds from his pending Bronx County New York legal action with regard to his mother's medical condition and his trusteeship of her estate (Lawsuit).

NOW THEREFORE IT IS AGREED AS FOLLOWS:

Section 1. Type of Transaction.

        Direct cash investment as purchase of Preferred Stock in the Company.

Section 2. Timing.

        The "Effective Date" of this investment will be November 11th, 2003. The First Funding Date of this investment will be not later than 30 days after receipt of the first receipt of funds form the Lawsuit and the Final Funding Date shall be not later than 30 days after the final payment from the Lawsuit, and if the payments from the Lawsuit are staggered over time, the investment in the company will be staggered accordingly and in direct proportion to the funds received by MS.

Section 3. Amount of Investment.

        The amount of the investment is the lesser of four million dollars ($4,000,000) or fifty percent (50%) of the total amount received. Such investment shall be used at the discretion of the Board of Directors of the Company for any purpose including payments of any liability or project of the Company.

Section 4. Investment Terms.

        Within 30 days of the First Funding Date of this agreement the Company will issue one million (1,000,000) shares of Series C Preferred Stock, of the Company. The stock will carry conversion rights to common on an annual basis the first week of the funding month each year commencing the month of funding, for a period of 4 years according to a formula as defined herein.

Section 5. Conversion Rights.

        The Preferred Stock shall be converted to Common Stock in the Company on the dates following:

    One year from First Funding Date, conversion of 250,000 shares Preferred Stock to Common Stock,

    Two years from First Funding Date, conversion of 250,000 shares Preferred Stock to Common Stock,

    Three years from Final Funding Date, conversion of 250,000 shares Preferred Stock to Common Stock,

    Four years from Final Funding Date, conversion of 250,000 shares Preferred Stock to Common Stock.

Section 6. Conversion Formula.

        At the option of the Company, for each annual conversion of Preferred to common, the stock shall be converted to either:

    Option 1- Average prior 30 days closing price on current quoted exchange so that market value of the common issued is one million five hundred thousand dollars. For example, if funding date is December 31, 2003, and if the 30-day average quoted closing price is $1 per share on December 31, 2004, MS would receive 1,500,000 shares of common stock for his 250,000 shares of Preferred stock for a valuation conversion of 6 Common Shares for each Preferred Share.

    Option 2- The stock may be converted at a conversion ratio of 2 Common Shares for each Preferred share. For example, if the funding date is December 31, 2003, on December 31, 2004 the company may convert the 250,000 shares of Preferred Stock to 500,000 shares for Common Stock in the Company.

Section 7. Dividend.

        The Company shall issue a 5% (five percent) Cash Dividend on the principle amount of the unconverted Preferred Stock, payable in Common Stock as follows:

        One year from First Funding Date, Cash Dividend in Common Stock,

        Two years from First Funding Date, Cash Dividend in Common Stock,

        Three years from First Funding Date, Cash Dividend in Common Stock,

        Four years from First Funding Date, Cash Dividend in Common Stock,

Section 8. Common Stock Definition.

        All stock to be issued is Common Stock in Twin Faces East Entertainment Corporation (TFAC) restricted by Rule 144. All stock valued at prior 30-day average closing price as quoted by OTCBB or current exchange listing. All stock to be delivered within 15 days of due date.

The Company agrees to be fully bound hereunder until this stock shall be fully converted and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by MS or upon the discharge or release of the Company, or upon the exchange, substitution, or release of any collateral granted as security for this investment. No modification or indulgence by MS shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This investment shall be construed, governed, and enforced in accordance with the laws of the State of Nevada. The Company hereby executes this note as Secretary & Treasurer of the Company.

Agreed to as stated:

/S/Stanley L. Teeple                                 November 11, 2003

Stanley L. Teeple, Secretary                     Date

Twin Faces East Entertainment

I hereby certify that I am an accredited investor and am aware of the inherent risks and potential for loss of part or all of this investment. Further I acknowledge that I am a key member of the Management Team of the Company and am aware of and approve the budget uses of funds that have been developed with my help and input.

/S/Michael Smolanoff                     November 11, 2003         /S/                                         November 11, 2003

Michael Smolanoff, Investor           Date                                 Witness                                 Date